EXHIBIT 3.1

AMENDMENTS EFFECTIVE MARCH 2, 2016

TO

AMENDED AND RESTATED BYLAWS

OF

QUMU CORPORATION

The following amendments are made to the Amended and Restated Bylaws, as amended (the “Bylaws”) of Qumu Corporation (the “corporation”), pursuant to resolutions adopted by the corporation’s board of directors at a meeting held on March 2, 2016:

1.          Article II, Section 2.01 the Bylaws is hereby amended in its entirety to read as follows.

Section 2.01.  Place and Time of Meetings.  Except as provided otherwise by the Minnesota Business Corporation Act, meetings of the shareholders may be held at any place, within or without the state of Minnesota, as may from time to time be designated by the directors and, in the absence of such designation, shall be held at the registered office of the corporation in the state of Minnesota. The directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o’clock a.m.

The board of directors may determine that shareholders not physically present in person or by proxy at a shareholder meeting may, by means of remote communication, participate in a regular or special shareholder meeting held at a designated place. The board of directors also may determine that a regular or special meeting of the shareholders shall not be held at a physical place, but instead solely by means of remote communication. Participation by remote communication constitutes presence at the meeting.

2.          Article II, Section 2.07 the Bylaws is hereby amended in its entirety to read as follows:

Section 2.07.  Notice of Meetings.  There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the time and place of or remote manner of communication determined by the board for each regular meeting and each special meeting, except (unless otherwise provided in section 2.04 hereof) where the meeting is an adjourned meeting and the date, time and place or remote manner of communication determined by the board for the meeting were announced at the time of adjournment, which notice shall be mailed at least five days prior thereto (unless otherwise provided in section 2.04 hereof); except that notice of a meeting at which a plan of merger or exchange is to be considered shall be mailed to all shareholders of record, whether entitled to vote or not, at least fourteen days prior thereto. Every notice of any special meeting called pursuant to section 2.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purposes stated in the notice. The written notice of any meeting at which a plan of merger or exchange is to be considered shall so state such as a purpose of the meeting. A copy or short description of the plan of merger or exchange shall be included in or enclosed with such notice.

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Notice may be given to a shareholder by means of electronic communication if the requirements of the Minnesota Business Corporation Act (the “MBCA”), including Section 302A.436, subdivision 5, as amended from time to time, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder or a group of shareholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, as amended, so long as the corporation has first received the written or implied consent required by those rules and regulations.

3.          Article II, Section 2.08 the Bylaws is hereby amended in its entirety to read as follows.

Section 2.08.  Waiver of Notice.  Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting and may be given in writing, orally, by authenticated electronic communication, or by attendance. A shareholder, by his attendance at any meeting of shareholders, including attendance by means of remote communication, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

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